AGREEMENT AND PLAN OF MERGER


                                     between

                          EMPRISE FINANCIAL CORPORATION
                                 Wichita, Kansas

                                       and

                                WFS BANCORP, INC.
                                 Wichita, Kansas

                              under the charter of

                          EMPRISE FINANCIAL CORPORATION

                                       and

                               under the title of

                          EMPRISE FINANCIAL CORPORATION


         This Agreement and Plan of Merger ("Agreement") is made and entered into as of the 1st day of April, 1996, by and between EMPRISE FINANCIAL CORPORATION ("EFC"), a Kansas corporation having its principal office located in Wichita, Kansas, and WFS BANCORP, INC. ("WFS Bancorp, Inc."), a Delaware corporation having its principal office located in Wichita, Kansas.


                                 R E C I T A L S

         A. Emprise Bank, Wichita, Kansas, and WFS Bancorp, Inc., previously entered into that certain Amended and Restated Agreement and Plan of Merger ("Amended and Restated Merger Agreement") made and entered into as of the 30th day of November, 1995, and amended and restated as of the 31st day of January, 1996, pursuant to which a wholly-owned subsidiary of Emprise Bank, Wichita, Kansas (or of EFC), will merge with and into WFS Bancorp, Inc., with WFS Bancorp, Inc., as the surviving corporation.

         B. Emprise Bank has assigned all its right, title, and interest in and to the Amended and Restated Merger Agreement to EFC, and EFC has assumed all obligations of Emprise Bank pursuant to Section 1.5 of the Amended and Restated Merger Agreement.

                                    EXHIBIT B

         C. In accordance with the terms of Sections 1.4 and 1.5 of the Amended and Restated Merger Agreement, the parties thereto have anticipated a related merger of WFS Bancorp, Inc., with and into EFC, with EFC as the surviving corporation effective at or about the same time as the effective time of the merger under the Amended and Restated Merger Agreement.

         D. At and after the effective time of the merger under the terms of the Amended and Restated Merger Agreement, and immediately prior to the effective time of the merger under this Agreement, EFC will be the sole owner of all the issued and outstanding capital stock of WFS Bancorp, Inc.

         E. The boards of directors of EFC and WFS Bancorp, Inc., have entered into this Agreement as a part of the overall reorganization contemplated by the terms of the Amended and Restated Merger Agreement and are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders.


         NOW, THEREFORE, for and in consideration of the premises, the parties hereby agree:


SECTION 1.

         Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section ), WFS Bancorp, Inc., shall be merged into EFC under the charter of EFC in accordance with the provisions of Section 252 of the Delaware General Corporation Law ("DGCL") and Section 6702 of Chapter 17 of the Kansas Statutes (the "Merger").

SECTION 2.

         The Merger shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware and the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Kansas (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officer or chief financial officer of each party, EFC shall determine and designate when the Effective Time occurs, which shall be not more than 10 days after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of WFS Bancorp, Inc., approve this Agreement; provided, however, that EFC shall not be required to designate a time for the Effective Time earlier than the business day following the day on which the merger under the Amended and Restated Merger Agreement becomes effective. The designation of the Effective Time by EFC shall be made prior to the last to occur of the foregoing events and not less than 10 days prior to the Effective Time.

SECTION 3.

         The name of the resulting corporation (hereinafter referred to as the "Surviving Corporation") shall be Emprise Financial Corporation. The articles of incorporation and bylaws of EFC in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation. The officers and directors of EFC in office immediately prior to the Effective Time shall serve as the officers and directors of the Surviving Corporation from and after the Effective Time in accordance with the bylaws of the Surviving Corporation.

SECTION 4.

         The business of the Surviving Corporation shall be that of a bank holding company. This business shall be conducted by the Surviving Corporation at its main office which shall be located at 211 North Broadway - Third Floor, Wichita, Kansas.

SECTION 5.

         At the Effective Time, the issued and outstanding shares of common stock of EFC shall continue to be all of the issued and outstanding shares of common stock in the Surviving Corporation without any change. The issued and outstanding shares of common stock of WFS Bancorp, Inc., shall be canceled and surrendered, and the sole shareholder thereof immediately prior to the Effective Time (i.e., EFC) shall receive no consideration other than as set forth in Section below.

SECTION 6.

         All assets of EFC and WFS Bancorp, Inc., as they exist at the Effective Time of the Merger shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be responsible for all of the liabilities of every kind and description of each of the merging corporations existing as of the Effective Time of the Merger.

SECTION 7.

         The respective obligations of each party hereto to perform this Agreement and consummate the Merger are subject to consummation of the merger under and in accordance with the terms and provisions of the Amended and Restated Merger Agreement. In the event of the termination of the Amended and Restated Merger Agreement for any reason prior to the consummation of such merger thereunder, this Agreement will automatically terminate and each party shall be relieved of all obligations hereunder.

SECTION 8.

         WFS Bancorp, Inc., shall take no action to secure stockholder approval of this Agreement prior to the effective time of the merger under the Amended and Restated Merger Agreement. Since EFC will be the sole stockholder immediately prior to the Effective Time of the Merger under this Agreement, there will be no dissenters' rights as contemplated by Section 262 of the DGCL.

SECTION 9.

         This Agreement may be terminated by the mutual consent of the board of directors of both parties, either before or after any shareholder group has approved this Agreement. Since time is of the essence to this Agreement, if for any reason the Merger shall not have been consummated by December 31, 1996, the board of directors of either party may thereafter terminate this Agreement upon notice in writing to the other party of such termination, in which event all obligations hereunder by both parties shall be terminated.

SECTION 10.

          This Agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging corporations owning a majority of its common stock outstanding, at a meeting to be held on the call of the directors or action adopted by unanimous consent, provided that the shareholder approval of WFS Bancorp, Inc., shall not occur prior to the effective time of the merger under the Amended and Restated Merger Agreement.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.



                                WFS BANCORP, INC.

ATTEST:
                                BY    /s/ Burton Dunlap
                                      -------------------------------
                                Name:     Burton Dunlap
  /s/ Lynda J. Woods                  -------------------------------
 --------------------------     Title:    President & CEO
       Assistant Secretary            -------------------------------

                                                  "WFS Bancorp, Inc."
[CORPORATE SEAL]

                                EMPRISE FINANCIAL CORPORATION

ATTEST:
                                BY    /s/  M. D. Michaelis
                                      -------------------------------
                                    M. D. MICHAELIS, President
   /s/ Barbara L. Wilcox
   -------------------------------
                         Secretary

                                                                "EFC"
[CORPORATE SEAL]



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